STATE OF NEW MEXICO

**ECONOMIC DEVELOPMENT DEPARTMENT**
PROFESSIONAL SERVICES CONTRACT # **26 419 P512 00007**

THIS AGREEMENT is made and entered into by and between the State of New Mexico **ECONOMIC DEVELOPMENT DEPARTMENT**, hereinafter referred to as the "Agency," and **GREENPOWER MOTOR COMPANY, INC.**, hereinafter referred to as the "Contractor," and is effective as of the date set forth below upon which it is executed by the General Services Department/State Purchasing Division (GSD/SPD Contracts Review Bureau).

IT IS AGREED BETWEEN THE PARTIES:

**1. Scope of Work.**

The Contractor shall perform the following work:

1. The New Mexico All-Electric, Purpose-Built, Zero-Emission School Bus Pilot Project (Pilot Project) will be conducted over the span of two school years – 2025-26 and 2026-27.

2. During the 2025-26 school year, three Class 4, Type A all-electric, purpose-built, zero-emission school buses will be deployed. Each participating school district will have one Class 4, Type A school bus for a period of six weeks, with three school districts piloting one school bus each during each of five rounds. For each round, two school districts will be provided with a Level 2 charger and the third school district will be provided with a DC fast charger.

3. At the conclusion of the 2025-26 school year, the three Class 4, Type A school buses will be awarded to school districts to become a permanent part of the school district's fleet. The chargers used in the Pilot Project will also be awarded to the school districts receiving the buses.

4. During the 2026-27 school year, two Type D all electric, purpose-built, zero-emission school buses will be deployed. Each participating school district will have one Type D school bus for a period of six weeks, with two school districts piloting one school bus each during each of five rounds. For each round, the two school districts will be provided with a DC fast charger.

5. During the 2026-27 school year, one additional Type D all electric, purpose-built, zero-emission school bus will be deployed to one school district for the entire school year. This portion of the Pilot Project will be a V2G (vehicle-to-grid) project. The bus will arrive to the school district on May 1, 2026 to be deployed in the last month of the 2025-26 school year and to begin V2G activities over the summer between school years. At the beginning of the 2026-27 school year the school bus will be deployed as a student transportation vehicle and as part of the V2G project.

6. At the conclusion of the 2026-27 school year, the two Type D all-electric, purpose-built, zero-emission school buses will be awarded to school districts to become a permanent part of the school district's fleet. The chargers used in the Pilot Project will also be awarded to the school districts receiving the buses. The third Type D school bus and the V2G charging infrastructure will remain with the school district that participated in the V2G portion of the Pilot Project to become permanent with that school district.

7. Any New Mexico school district can apply to participate in the Pilot Project. Criteria will be developed by the state with input from the manufacturer selected to implement the Pilot Project.

Scope of Work:

The following requirements must be met by a manufacturer to manage the implementation of the Pilot Project:

A. The manufacturer must have implemented a Pilot Project in a different state which deployed Class 4 Type A and Type D all-electric, purpose-built, zero-emission school buses in multiple school districts for multiple rounds of a pilot.

B. The manufacturer must manufacture both a Class 4, Type A all-electric, purpose-built, zero-emission school bus and a Type D all-electric, purpose-built, zero-emission school bus at the time the RFP is published. The Type D buses must have a battery capacity of at least 190 kWH and the Type D bus to be used in the V2G project must have battery capacity of at least 380 kWH. The V2G project can begin with a Type D bus with at least 190 kWH of batteries, and transition to the larger battery if necessary for production schedules.

C. The manufacturer must agree to have a service center in the state in order to provide support and service during the Pilot Project.

D. The manufacturer must identify a project manager to ensure successful project management and implementation.

E. The manufacturer must employee a minimum of one service technician in the state to provide service and support during the Pilot Project.

F. The manufacturer must partner with an established charging infrastructure provider during the Pilot Project to ensure adequate charging infrastructure that meets the elements of the Pilot Project.

G. The manufacturer must have an established telematics on the school buses in order to record data necessary to evaluate the deployment of the buses.

8. The manufacturer selected by the state to manage the implementation of the Pilot Project shall, at a minimum, conduct the following activities in managing the Pilot Project:

A. Meet with each of the participating school district's transportation department, Superintendent and other officials prior to the school's participation in order to set expectations for the deployment.

B. Meet with each school district's Board of Education to explain the Pilot Project and answer questions prior to deployment.

C. Install and maintain, through its partner, the charging infrastructure.

D. Prepare the buses for deployment in each participating school district.

E. Conduct driver, mechanic and first responder training at each school district prior to the deployment of the buses in each district.

F. Facilitate a press conference and media ride-along upon the deployment of each school bus in each school district.

G. Respond timely to any mechanical or other issues related to the deployment of the school buses as part of the Pilot Project. This includes multiple training sessions, particularly of drivers, as necessary. The manufacturer will routinely visit the school district sites to address areas of concern.

H. Conduct a roundtable discussion with each school district at the completion of the six-week period to obtain input and thoughts from those involved with the Pilot Project.

I. Provide a digital report on the Pilot Project at the conclusion of 2025-26 school year and a second report at the conclusion of the 2026-27 school year on the Pilot Project. The report will include information on charging and range, telematics data, reaction from those at the school district associated with the Pilot Project and other pertinent information.

**2. Compensation.**

A. The Agency shall pay to the Contractor in full payment for services satisfactorily performed in the amount not to exceed five million dollars ($5,400,000) based upon deliverables and milestones including gross receipts tax. **The parties do not intend for the Contractor to continue to provide services without compensation when the total compensation amount is reached. Contractor is responsible for notifying the Agency when the services provided under this Agreement reach the total compensation amount. In no event will the Contractor be paid for services provided in excess of the total compensation amount without this Agreement being amended in writing prior to those services in excess of the total compensation amount being provided.**

A. $2,000,000 for mobilization and setup

B. $1,986,000 for Pilot management and implementation July 2025 – June 2026

C. $1,368,000 for Pilot management and implementation July 2026 – June 2027

C. Contractor must submit a detailed statement accounting for all services performed and expenses incurred. If the Agency finds that the services are not acceptable, within thirty days after the date of receipt of written notice from the Contractor that payment is requested, it shall provide the Contractor a letter of exception explaining the defect or objection to the services, and outlining steps the Contractor may take to provide remedial action. Upon certification by the Agency that the services have been received and accepted, payment shall be tendered to the Contractor within thirty days after the date of acceptance. If payment is made by mail, the payment shall be deemed tendered on the date it is postmarked. However, the agency shall not incur late charges, interest, or penalties for failure to make payment within the time specified herein.

**3. Term.**

THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNTIL APPROVED BY THE GSD/SPD Contracts Review Bureau. This Agreement shall terminate on **June 30, 2027** unless terminated pursuant to paragraph 4 (Termination), or paragraph 5 (Appropriations). In accordance with NMSA 1978, § 13-1-150, no contract term for a professional services contract, including extensions and renewals, shall exceed four years, except as set forth in NMSA 1978, § 13-1-150.

**4. Termination.**

A. Grounds. The Agency may terminate this Agreement for convenience or cause. The Contractor may only terminate this Agreement based upon the Agency's uncured, material breach of this Agreement.

B. Notice; Agency Opportunity to Cure.

1. Except as otherwise provided in Paragraph (4)(B)(3), the Agency shall give Contractor written notice of termination at least thirty (30) days prior to the intended date of termination.

2. Contractor shall give Agency written notice of termination at least thirty

(30) days prior to the intended date of termination, which notice shall (i) identify all the Agency's material breaches of this Agreement upon which the termination is based and (ii) state what the Agency must do to cure such material breaches. Contractor's notice of termination shall only be effective (i) if the Agency does not cure all material breaches within the thirty (30) day notice period or (ii) in the case of material breaches that cannot be cured within thirty (30) days, the Agency does not, within the thirty (30) day notice period, notify the Contractor of its intent to cure and begin with due diligence to cure the material breach.

3. Notwithstanding the foregoing, this Agreement may be terminated immediately upon written notice to the Contractor (i) if the Contractor becomes unable to perform the services contracted for, as determined by the Agency; (ii) if, during the term of this Agreement, the Contractor is suspended or debarred by the State Purchasing Agent; or (iii) the Agreement is terminated pursuant to Paragraph 5, "Appropriations", of this Agreement.

C. Liability. Except as otherwise expressly allowed or provided under this Agreement, the Agency's sole liability upon termination shall be to pay for acceptable work performed prior to the Contractor's receipt or issuance of a notice of termination; provided, however, that a notice of termination shall not nullify or otherwise affect either party's liability for pre-termination defaults under or breaches of this Agreement. The Contractor shall submit an invoice for such work within thirty (30) days of receiving or sending the notice of termination. *THIS PROVISION IS NOT EXCLUSIVE AND DOES NOT WAIVE THE AGENCY'S OTHER LEGAL RIGHTS AND REMEDIES CAUSED BY THE CONTRACTOR'S DEFAULT/BREACH OF THIS AGREEMENT.*

D. Termination Management. Immediately upon receipt by either the Agency or the Contractor of notice of termination of this Agreement, the Contractor shall: 1) not incur any further obligations for salaries, services or any other expenditure of funds under this Agreement without written approval of the Agency; 2) comply with all directives issued by the Agency in the notice of termination as to the performance of work under this Agreement; and 3) take such action as the Agency shall direct for the protection, preservation, retention or transfer of all property titled to the Agency and records generated under this Agreement. Any non-expendable personal property or equipment provided to or purchased by the Contractor with contract funds shall become property of the Agency upon termination and shall be submitted to the agency as soon as practicable.

**5. Appropriations.**

The terms of this Agreement are contingent upon sufficient appropriations and authorization being made by the Legislature of New Mexico for the performance of this Agreement. If sufficient appropriations and authorization are not made by the Legislature, this Agreement shall terminate immediately upon written notice being given by the Agency to the Contractor. The Agency's decision as to whether sufficient appropriations are available shall be accepted by the Contractor and shall be final. If the Agency proposes an amendment to the Agreement to unilaterally reduce funding, the Contractor shall have the option to terminate the Agreement or to agree to the reduced funding, within thirty (30) days of receipt of the proposed amendment.

**6. Status of Contractor.**

The Contractor and its agents and employees are independent contractors performing professional services for the Agency and are not employees of the State of New Mexico. The

Contractor and its agents and employees shall not accrue leave, retirement, insurance, bonding, use of state vehicles, or any other benefits afforded to employees of the State of New Mexico as a result of this Agreement. The Contractor acknowledges that all sums received hereunder are reportable by the Contractor for tax purposes, including without limitation, self-employment and business income tax. The Contractor agrees not to purport to bind the State of New Mexico unless the Contractor has express written authority to do so, and then only within the strict limits of that authority.

**7. <u>Assignment.</u>**

The Contractor shall not assign or transfer any interest in this Agreement or assign any claims for money due or to become due under this Agreement without the prior written approval of the Agency.

**8. <u>Subcontracting.</u>**

The Contractor shall not subcontract any portion of the services to be performed under this Agreement without the prior written approval of the Agency. No such subcontract shall relieve the primary Contractor from its obligations and liabilities under this Agreement, nor shall any subcontract obligate direct payment from the Procuring Agency.

**9. <u>Release.</u>**

Final payment of the amounts due under this Agreement shall operate as a release of the Agency, its officers and employees, and the State of New Mexico from all liabilities, claims and obligations whatsoever arising from or under this Agreement.

**10. <u>Confidentiality.</u>**

Any confidential information provided to or developed by the Contractor in the performance of this Agreement shall be kept confidential and shall not be made available to any individual or organization by the Contractor without the prior written approval of the Agency.

**11. <u>Product of Service – Copyright.</u>**

All materials developed or acquired by the Contractor under this Agreement shall become the property of the State of New Mexico and shall be delivered to the Agency no later than the termination date of this Agreement. Nothing developed or produced, in whole or in part, by the Contractor under this Agreement shall be the subject of an application for copyright or other claim of ownership by or on behalf of the Contractor.

**12. <u>Conflict of Interest; Governmental Conduct Act.</u>**

A. The Contractor represents and warrants that it presently has no interest and, during the term of this Agreement, shall not acquire any interest, direct or indirect, which would conflict in any manner or degree with the performance or services required under the Agreement.

B. The Contractor further represents and warrants that it has complied with, and, during the term of this Agreement, will continue to comply with, and that this Agreement complies with all applicable provisions of the Governmental Conduct Act, Chapter 10, Article 16 NMSA 1978. Without in anyway limiting the generality of the foregoing, the Contractor specifically represents and warrants that:

1) in accordance with NMSA 1978, § 10-16-4.3, the Contractor does not employ, has not employed, and will not employ during the term of this Agreement any Agency employee while such employee was or is employed by the Agency and participating directly or indirectly in the Agency's contracting process;

2) this Agreement complies with NMSA 1978, § 10-16-7(A) because (i) the Contractor is not a public officer or employee of the State; (ii) the Contractor is not a member of the family of a public officer or employee of the State; (iii) the Contractor is not a business in which a public officer or employee or the family of a public officer or employee has a substantial interest; or (iv) if the Contractor is a public officer or employee of the State, a member of the family of a public officer or employee of the State, or a business in which a public officer or employee of the State or the family of a public officer or employee of the State has a substantial interest, public notice was given as required by NMSA 1978, § 10-16-7(A) and this Agreement was awarded pursuant to a competitive process;

3) in accordance with NMSA 1978, § 10-16-8(A), (i) the Contractor is not, and has not been represented by, a person who has been a public officer or employee of the State within the preceding year and whose official act directly resulted in this Agreement and (ii) the Contractor is not, and has not been assisted in any way regarding this transaction by, a former public officer or employee of the State whose official act, while in State employment, directly resulted in the Agency's making this Agreement;

4) this Agreement complies with NMSA 1978, § 10-16-9(A)because (i) the Contractor is not a legislator; (ii) the Contractor is not a member of a legislator's family; (iii) the Contractor is not a business in which a legislator or a legislator's family has a substantial interest; or (iv) if the Contractor is a legislator, a member of a legislator's family, or a business in which a legislator or a legislator's family has a substantial interest, disclosure has been made as required by NMSA 1978, § 10-16-7(A), this Agreement is not a sole source or small purchase contract, and this Agreement was awarded in accordance with the provisions of the Procurement Code;

5) in accordance with NMSA 1978, § 10-16-13, the Contractor has not directly participated in the preparation of specifications, qualifications or evaluation criteria for this Agreement or any procurement related to this Agreement; and

6) in accordance with NMSA 1978, § 10-16-3 and § 10-16-13.3, the Contractor has not contributed, and during the term of this Agreement shall not contribute, anything of value to a public officer or employee of the Agency.

C. Contractor's representations and warranties in Paragraphs A and B of this Article 12 are material representations of fact upon which the Agency relied when this Agreement was entered into by the parties. Contractor shall provide immediate written notice to the Agency if, at any time during the term of this Agreement, Contractor learns that Contractor's representations and warranties in Paragraphs A and B of this Article 12 were erroneous on the effective date of this Agreement or have become erroneous by reason of new or changed circumstances. If it is later determined that Contractor's representations and warranties in Paragraphs A and B of this Article 12 were erroneous on the effective date of this Agreement or have become erroneous by reason of new or changed circumstances, in addition to other remedies available to the Agency and notwithstanding anything in the Agreement to the contrary, the Agency may immediately terminate the Agreement.

D. All terms defined in the Governmental Conduct Act have the same meaning in this Article 12(B).

**13. Amendment.**

A. This Agreement shall not be altered, changed or amended except by instrument in writing executed by the parties hereto and all other required signatories.

B. If the Agency proposes an amendment to the Agreement to unilaterally reduce funding due to budget or other considerations, the Contractor shall, within thirty (30) days of receipt of the proposed Amendment, have the option to terminate the Agreement, pursuant to the termination provisions as set forth in Article 4 herein, or to agree to the reduced funding.

**14. Merger.**

This Agreement incorporates all the Agreements, covenants and understandings between the parties hereto concerning the subject matter hereof, and all such covenants, Agreements and understandings have been merged into this written Agreement. No prior Agreement or understanding, oral or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Agreement.

**15. Penalties for violation of law.**

The Procurement Code, NMSA 1978 §§ 13-1-28 through 13-1-199, imposes civil and criminal penalties for its violation. In addition, the New Mexico criminal statutes impose felony penalties for illegal bribes, gratuities and kickbacks.

**16. Equal Opportunity Compliance.**

The Contractor agrees to abide by all federal and state laws and rules and regulations, and executive orders of the Governor of the State of New Mexico, pertaining to equal employment opportunity. In accordance with all such laws of the State of New Mexico, the Contractor assures that no person in the United States shall, on the grounds of race, religion, color, national origin, ancestry, sex, age, physical or mental handicap, or serious medical condition, spousal affiliation, sexual orientation or gender identity, be excluded from employment with or participation in, be denied the benefits of, or be otherwise subjected to discrimination under any program or activity performed under this Agreement. If Contractor is found not to be in compliance with these requirements during the life of this Agreement, Contractor agrees to take appropriate steps to correct these deficiencies.

**17. Applicable Law.**

The laws of the State of New Mexico shall govern this Agreement, without giving effect to its choice of law provisions. Venue shall be proper only in a New Mexico court of competent jurisdiction in accordance with NMSA 1978, § 38-3-1 (G). By execution of this Agreement, Contractor acknowledges and agrees to the jurisdiction of the courts of the State of New Mexico over any and all lawsuits arising under or out of any term of this Agreement.

**18. Workers Compensation.**

The Contractor agrees to comply with state laws and rules applicable to workers compensation benefits for its employees. If the Contractor fails to comply with the Workers Compensation Act and applicable rules when required to do so, this Agreement may be terminated by the Agency.

**19. Records and Financial Audit.**

The Contractor shall maintain detailed time and expenditure records that indicate the date; time, nature and cost of services rendered during the Agreement's term and effect and retain them for a period of three (3) years from the date of final payment under this Agreement. The records shall be subject to inspection by the Agency, the General Services Department/State Purchasing Division and the State Auditor. The Agency shall have the right to audit billings both before and after payment. Payment under this Agreement shall not foreclose the right of the Agency to recover excessive or illegal payments

**20. Indemnification.**

The Contractor shall defend, indemnify and hold harmless the Agency and the State of New Mexico from all actions, proceeding, claims, demands, costs, damages, attorneys' fees and all other liabilities and expenses of any kind from any source which may arise out of the performance of this Agreement, caused by the negligent act or failure to act of the Contractor, its officers, employees, servants, subcontractors or agents, or if caused by the actions of any client of the Contractor resulting in injury or damage to persons or property during the time when the Contractor or any officer, agent, employee, servant or subcontractor thereof has or is performing services pursuant to this Agreement. In the event that any action, suit or proceeding related to the services performed by the Contractor or any officer, agent, employee, servant or subcontractor under this Agreement is brought against the Contractor, the Contractor shall, as soon as practicable but no later than two (2) days after it receives notice thereof, notify the legal counsel of the Agency and the Risk Management Division of the New Mexico General Services Department by certified mail.

**21. New Mexico Employees Health Coverage.**

A. If Contractor has, or grows to, six (6) or more employees who work, or who are expected to work, an average of at least 20 hours per week over a six (6) month period during the term of the contract, Contractor certifies, by signing this agreement, to have in place, and agree to maintain for the term of the contract, health insurance for those employees and offer that health insurance to those employees if the expected annual value in the aggregate of any and all contracts between Contractor and the State exceed $250,000 dollars.

B. Contractor agrees to maintain a record of the number of employees who have (a) accepted health insurance; (b) declined health insurance due to other health insurance coverage already in place; or (c) declined health insurance for other reasons. These records are subject to review and audit by a representative of the state.

C. Contractor agrees to advise all employees of the availability of State publicly financed health care coverage.

**22. Invalid Term or Condition.**

If any term or condition of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be valid and enforceable.

**23. Enforcement of Agreement.**

A party's failure to require strict performance of any provision of this Agreement shall not waive or diminish that party's right thereafter to demand strict compliance with that or any other provision. No waiver by a party of any of its rights under this Agreement shall be effective unless express and in writing, and no effective waiver by a party of any of its rights shall be effective to waive any other rights.

**24. Notices.**

Any notice required to be given to either party by this Agreement shall be in writing and shall be delivered in person, by courier service or by U.S. mail, either first class or certified, return receipt requested, postage prepaid, as follows:

To the Agency:
Economic Development Department
Sara Gutiérrez
1100 S. St. Francis Dr. Santa Fe, NM 87505

To the Contractor:
GreenPower Motor Company Inc.
Fraser Atkinson, CEO
3016 Kansas Avenue, Building #14
Riverside, CA 92507

**25. Authority.**

If Contractor is other than a natural person, the individual(s) signing this Agreement on behalf of Contractor represents and warrants that he or she has the power and authority to bind Contractor, and that no further action, resolution, or approval from Contractor is necessary to enter into a binding contract.

**IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of signature by the GSD/SPD Contracts Review Bureau below.**

By: */s/ Signed* Date: 7/9/2025
Agency